Philip M. Hanley
                              Sr. Vice President & Chief Financial Officer
                              American General Finance Corporation
                              812-468-5420




                     AMERICAN GENERAL FINANCE CORPORATION
                      EARNINGS AND ASSET GROWTH CONTINUE



HIGHLIGHTS

      -     Record second quarter net income of $64 million

      -     Real estate leads receivables growth

      -     Higher finance receivable yields

      -     Insurance revenues up 30%

EVANSVILLE, IN July 25, 1995.--American General Finance Corporation continued its strong performance in earnings and asset growth during the second quarter of 1995. Net income for the second quarter was $64 million, compared to 1994 second quarter net income of $58 million. For the first six months of 1995, net income was a record $126 million, compared with $110 million during the same period of 1994, a 15% improvement.

Net finance receivables increased over $160 million during the second quarter led by growth in real estate secured loans. At June 30, 1995, net finance receivables were $8.3 billion, an increase over year-end 1994 of more than $400 million. Year-over-year portfolio growth and yield benefited from the December 31, 1994 transfer of $1.3 billion in revolving retail and credit card receivables from the direct parent, American General Finance, Inc. The increased yield on finance receivables for the second quarter of 1995 offset higher borrowing cost during the period to maintain the net lending spread at its 1994 level of 10.8%. Delinquent receivables were 3.05% at June 30 compared to 2.89% at year-end, while net charge offs were 2.94% for the second quarter compared to 2.00% for the second quarter of 1994. The higher level of receivables also resulted in increased insurance performance. Insurance revenues for the second quarter were $57 million, a 30% increase over the second quarter of 1994.

Daniel Leitch III, Chairman and Chief Executive Officer, said in commenting on the results, "Our asset growth, higher yields and insurance results have continued to support our record earnings by offsetting increased borrowing and credit costs. We are focused on managing the balance between continued asset growth and credit quality to further strengthen our earnings."
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FINANCIAL HIGHLIGHTS:
(Dollars in Millions, Annualized Percents)

For the Quarter Ended June 30,            1995        1994
- ------------------------------            ----        ----
Revenues:

      Finance Charges                     $369        $261

      Insurance                           $ 57        $ 44

      Other                               $ 30        $ 30
                                          ____        ____

      Total Revenues                      $456        $335
                                          ====        ====

Net Income                                $ 64        $ 58

Yield                                     17.94%      17.42%

Charge-Off Ratio                          2.94%       2.00%


For the Six Months Ended June 30,         1995        1994
- ---------------------------------         ----        ----
Total Revenues                            $886        $649

Net Income                                $126        $110

Yield                                     17.94%      17.25%

Charge-Off Ratio                          2.88%       2.02%

Return on Assets                          2.72%       2.86%

Return on Equity                          18.09%      18.06%

At:                                       6/30/95     12/31/94
- ---                                       -------     --------
Total Assets                              $9,464      $8,919

      Net Finance Receivables             $8,322      $7,907

      Delinquency Ratio                    3.05%       2.89%


American General Finance Corporation and its subsidiaries are engaged in the consumer finance and related credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $9.5 billion and operates over 1,300 offices in 40 states, Puerto Rico, and the U.S. Virgin Islands. Products and services are provided to more than 3 million low-to-middle income American families. The company offers consumer and home equity loans; retail sales financing; credit cards; and credit and non-credit related insurance.
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